                                                                    EXHIBIT 10.2


                      MUTUAL TERMINATION OF TO BE ASSUMED
               EXECUTIVE SERVICES AGREEMENT, RETENTION INCENTIVE,
                NON-COMPETITION/NON-SOLICITATION/ANTI-PIRACY AND
                              EMPLOYMENT AGREEMENT


         This Mutual Termination of to be Assumed Executive Services Agreement, Retention Incentive, Non-Competition/Non-Solicitation/Anti-Piracy and Employment Agreement (hereinafter "Agreement"), is entered into by and between BANCORPSOUTH BANK, a Mississippi banking corporation, (hereinafter "BXS") and Executive of Pinnacle Bank, DABBS CAVIN, (hereinafter "Officer").

         WHEREAS, pursuant to that certain Agreement and Plan of Merger (hereinafter the "Merger Agreement"), by and between BancorpSouth, Inc. and Pinnacle BancShares, Inc. and their respective bank subsidiaries, BXS and Pinnacle Bank, (Pinnacle BancShares, Inc. and Pinnacle Bank hereinafter collectively referred to as "Pinnacle"), Pinnacle will be merged with and into BancorpSouth, Inc. and BXS respectively (the "Merger"); and

         WHEREAS, Officer is currently the EXECUTIVE VICE PRESIDENT AND CHIEF LENDING OFFICER of Pinnacle and a DIRECTOR of Pinnacle; and

         WHEREAS, Pinnacle and Officer have previously entered into an Executive Services Agreement, dated the 1st day of December, 2000 hereafter (the "Prior Agreement"); and

         WHEREAS, Officer was one of the Pinnacle Executives, Pinnacle Shareholders, and Pinnacle Directors who played a major role in inducing BXS to enter into the Merger Agreement, in material part by execution of this Agreement, which will enable Officer to personally receive benefits thereunder and hereunder; and

         WHEREAS, BXS desires to retain the full-time dedicated services of Officer after the Merger as a significant officer of BXS associated with what will become the BancorpSouth, Little Rock, Arkansas community bank, or as such other assigned position in and around Little Rock, Pulaski County, Arkansas, or otherwise in the State of Arkansas, or in such other analogous capacity and officer position as may be assigned by BXS after the Merger; and

         WHEREAS, Officer possesses the requisite skills, knowledge, background and experience to fulfill all of BXS' requirements in such regard, and Officer desires to provide services to BXS in such capacity or capacities, and, in consideration of (a) partial recognition of the considerations under the aforementioned Prior Agreement, (b) additional and valuable considerations arising out of the Merger, and (c) additional and valuable considerations arising and to arise in the future under this Agreement, BXS desires to retain the services of Officer for a period of years with Officer agreeing to waive and release his rights under the Prior Agreement, with this Agreement superceding same; and

         WHEREAS, effective upon the Effective Time (as defined in the Merger Agreement, hereinafter the "Effective Time") of the Merger and in consideration of BXS entering into this Agreement and the Merger Agreement, Officer is available and willing to provide such services upon the terms and conditions hereinafter set forth, with the in effect partial waivers, plus additional benefits provided hereunder; and

         WHEREAS, Officer acknowledges that BXS is entering into this Agreement and offering Officer employment in reliance upon (a) Officer's execution of this Agreement, (b) Officer as a

Shareholder voting in favor of the Merger Agreement, and (c) Officer's agreement to be bound by the provisions of this Agreement, with Officer expressly acknowledging that but for Officer's willingness to enter into this Agreement, including the anti-piracy/non-solicitation/non-competition covenants, all incident to the Merger, BXS would not have merged with Pinnacle; and

         WHEREAS, by virtue of the considerations paid under the Merger Agreement, which to a material extent, will personally inure to the benefit, both financially, vocationally, and otherwise, of Officer, BXS believes and Officer acknowledges that further additional value is rendered pursuant to and under the Merger Agreement with its condition precedent, and to and under this Agreement, by virtue of BXS making available and to make available further and additional resources, methods and processes, and potential financial services, contacts, and customers for the benefit of both BXS and Officer; that Officer will receive opportunities to come in contact and service potential business and customers of BXS that likely will generate good will for BXS and Officer alike;; and

         WHEREAS, because of the opportunities afforded as a consequence and result of continued employment, without termination or discharge, constructive or otherwise, made available hereunder solely by virtue of the contemporaneously entered into Merger Agreement, Officer will be enabled to generate additional contacts as a result of which existing, new, or potential business, contacts, or customers of both BXS and the former Pinnacle will or may likely have contact only with Officer; and

         WHEREAS, Officer acknowledges that it is appropriate that this Agreement be more restrictive as to non-solicitation, anti-piracy, and non-competition than the Prior Agreement and Officer's continued employment under this Agreement incident to the Merger; and

         WHEREAS, both BXS and Officer have had the benefit of legal counsel concerning the entry and effect of this Agreement, resulting in an acknowledgment of legality, reasonableness under applicable law, and enforceability; and

         WHEREAS, BXS, through the undersigned, has authority to enter into the provisions of this Agreement, including the grant of Shares hereunder; and

         WHEREAS, the parties desire by this writing to set forth the continuing employment relationship for a specified term;

         NOW, THEREFORE, in consideration of the foregoing and other valuable consideration, including the substantial considerations flowing from and pursuant to this Agreement being incident to the Merger and Merger Agreement, the receipt and sufficiency of which is hereby expressly acknowledged, it is

         AGREED as follows:

         1. Term. Effective upon and following the Effective Time of the Merger, BXS employs Officer from and after said date through and until December 31, 2004, (the "Expiration Date"). However, in the event the Merger Agreement is terminated, this Agreement shall be void ab initio, cancelled and of no effect, and the Officer's rights under the Prior Agreement shall remain unaffected.

         2. Compensation. Salary per annum for Officer shall be $135,000.00. Officer will also be given performance objectives pursuant to applicable BXS bonus plan(s) available for similarly situated BXS Officers, which may allow Officer to earn additional bonus compensation. In addition to the salary and benefits specified herein, Officer will also be eligible for salary increases, bonus payments, and other benefit programs available to other similarly situated BXS officers.

         3.       Performance Based Retention Bonus; Restricted Stock.

                  (A) Upon, and only upon, consummation, if any, of the Merger Agreement at the Effective Time and only upon such Effective Time, BXS shall award to Officer, immediately after the Effective Time 8,000 shares of the Common Stock of BancorpSouth, Inc., (the "Shares"), in consideration for the successful performance of services to BXS, provided that such Shares shall be subject to the formula, restrictions, and risks of forfeiture described herein. Upon issuance, such Shares shall be held by BXS and may be either authorized but unissued shares held in the treasury of BancorpSouth, Inc. or repurchased on the open market or in privately negotiated transactions. Until awarded pursuant to the formula detailed hereafter, Officer shall have no right to transfer the Shares or any other right to the Shares, except that Officer shall have the right to vote the Shares, and the right to receive dividends which may be paid with respect thereto, if any.

                  (B) The Shares shall become non-forfeitable and shall be released to Officer each December 31 after the Effective Time at the rate of 1/3 of the Shares granted pursuant to this Agreement until exhausted, or, in other words, 1/3 OR 2667 shares on 12/31/02, 1/3 OR 2667 shares on 12/31/03, and 1/3 OR
                  2666 shares on 12/31/04; PROVIDED and on the condition of, thus non-forfeitable and to be released only upon the BXS Little Rock community bank (or such other community bank wherein Officer performs services for BXS) achieving at least 80% of the Performance Goal and a "yes" for its Customer Service Goal under the BXS Employee Bonus Plan (the "Performance Criteria"). If such performance incentives are not achieved for any such year, the Shares that would have been released shall be carried over to a subsequent calendar year and thereafter become non-forfeitable and subject to release to Officer in any such subsequent calendar year, if any, during which the Performance Criteria are attained. At the Expiration Date, any Shares which have not become non-forfeitable and released pursuant to this Section 3(B) shall, without regard to whether the Performance Criteria have been attained in any prior year or the year in which the Expiration Date occurs, become non-forfeitable and be released to Officer. In addition, in the event Officer's employment is terminated for any of the reasons as hereinafter detailed and defined in Section 7, at any time prior to the Expiration Date, BXS' obligation to release the Shares shall be governed by said part 7 hereof. All Shares issued to Officer pursuant to this Section 3 shall be registered by BancorpSouth, Inc. under the Securities Act of 1933, as amended.

                  (C) Whenever Officer shall recognize compensation income as a result of the receipt of Shares, Officer shall remit to BXS at least the minimum amount of federal and state income and employment tax withholding which BXS is required to remit to the Internal Revenue Service and/or applicable state taxing entity.

         4. Loyalty, Duties and Services. Upon and only upon the Effective Time, Officer shall be named and shall perform as a Vice President of BXS, and ASSISTANT BRANCH MANAGER OF THE LITTLE ROCK, ARKANSAS COMMUNITY BANK OF BXS, or in any comparable level officer capacity assigned by BXS. Upon and only upon the Effective Time, Officer shall accept employment hereunder and agree to devote his full business time, skill, energies, business judgment, knowledge, and best efforts to the advancement of the best interests of BXS. The performance of such duties on behalf of BXS will be consistent with the standard of performance appropriately expected of other employees of BXS in similar positions. Officer shall not, without the prior written consent of BXS, directly or indirectly, during the term of this Agreement, render services of any type or nature to or for any other person or firm except on behalf of BXS, or engage in any activity which Officer knows or reasonably should know to be competitive with or adverse to BXS or any of its parent organizations or Affiliates, whether alone, as a partner, or as an officer, director, employee, or shareholder, provided, however, that nothing in this Agreement shall preclude (and to the contrary Officer may be so encouraged) Officer from devoting time during reasonable periods required for: (i) serving, not in contravention with BXS's policies, as a director or member of a committee of any company or organization involving no conflict of interest with BXS or any of its subsidiaries or affiliates, (ii) delivering lectures and fulfilling speaking engagements; (iii) engaging in charitable and community activities; (iv) investing his personal assets; and (v) other activities that do not otherwise conflict with the provisions of this Agreement.

         5. Confidentiality. Officer will not disclose at any time the existence or terms of this Agreement, or any secret or proprietary information or any other confidential information concerning the business, affairs or operations of BXS, BancorpSouth, Inc. or any of its or their Affiliates.

         6. (A) Reasonable and Reasons for Restrictions. In addition to the acknowledgments, considerations, and understandings elsewhere contained and made herein, Officer acknowledges that his ability to manage, supervise, service, and maintain past, present and future relationships of BXS, loans of BXS, customers of BXS, officers and directors of BXS, supervisors of BXS, and other employees of BXS, and any and all other matters associated with the management and business of BXS, (with the potential of receiving bonus compensation), is made possible through the facilities of and opportunities presented by BXS, which have, and will continue to enable Officer to further Officer's own career. Thus, Officer acknowledges that Officer is being fully and fairly compensated by BXS for Officer's services hereunder. Because of the foregoing, Officer understands that the hereinafter restrictions and the time frames for same are reasonable and necessary, and but for these restrictions, BXS would not have entered into this Agreement and BXS would not devote its time, resources and services to and with Officer, and would not have so made its material investment in Officer, of and from which Officer has and will directly benefit, in advancement, skills, compensation, bonuses, and benefits. BXS and Officer mutually acknowledge that it is appropriate to restrict Officer from competing with BXS as hereinafter provided for a specific and limited territory and for the herein stated time frames, restrictions which are reasonable and necessary.

                  (B) ANTI-PIRACY. OFFICER THEREFORE EXPRESSLY AGREES THAT DURING THE TERM HEREOF AND UPON OFFICER'S TERMINATION OF EMPLOYMENT PURSUANT TO SECTIONS 7(A) OR (G) FOR A PERIOD COMMENCING ON THE DATE OF SUCH TERMINATION UNTIL THE EXPIRATION DATE, OFFICER WILL NOT, DIRECTLY OR INDIRECTLY, FOR HIMSELF OR FOR ANOTHER, IN ANY MANNER WHATSOEVER, SOLICIT, UTILIZE, OR AID ANOTHER IN THE SOLICITATION, OR UTILIZATION OF BXS ACCOUNTS, INFORMATION, CUSTOMERS, OR ANY OTHER DATA OR INFORMATION OF WHATSOEVER KIND OR NATURE; PROVIDED, HOWEVER, THAT THIS SECTION 6(B) SHALL NOT PROHIBIT OFFICER FROM SOLICITING OR CONTACTING CUSTOMERS OR RELATIONSHIPS OF OFFICER IN AN INDUSTRY OR BUSINESS OTHER THAN THAT OF A COMPETING BUSINESS (AS DEFINED BELOW). PROVIDED, FURTHER, THAT IN THE EVENT THIS AGREEMENT TERMINATES (AND IS NOT RENEWED OR EXTENDED) AS A RESULT OF THE OCCURRENCE OF THE EXPIRATION

                  DATE OR PURSUANT TO SECTION 7(B), THE RESTRICTIONS SET FORTH IN THIS SECTION 6(B) SHALL BE TERMINATED AND OF NO FURTHER FORCE AND EFFECT.

                  (C) NON-SOLICITATION. IN LIKE MANNER, DURING THE TERM HEREOF AND UPON OFFICER'S TERMINATION OF EMPLOYMENT PURSUANT TO SECTIONS 7(A), (B) OR (G) FOR A PERIOD COMMENCING ON THE DATE OF SUCH TERMINATION UNTIL THE EXPIRATION DATE, OFFICER WILL NOT INDUCE OR ATTEMPT TO INDUCE ANY OTHER EMPLOYEE OF BXS OR ANY OF ITS AFFILIATES OR ITS PARENT TO TERMINATE THEIR EMPLOYMENT OR TO VIOLATE ANY COVENANT THAT ANY SUCH OTHER EMPLOYEE MAY HAVE WITH BXS, ITS PARENT OR AFFILIATES; PROVIDED, HOWEVER, THAT IN THE EVENT THIS AGREEMENT TERMINATES (AND IS NOT RENEWED OR EXTENDED) AS A RESULT OF THE OCCURRENCE OF THE EXPIRATION DATE, THE RESTRICTIONS SET FORTH IN THIS
                  SECTION 6(C) SHALL BE TERMINATED AND OF NO FURTHER FORCE AND EFFECT.

                  (D) NON-COMPETITION. OFFICER COVENANTS AND AGREES WITH BXS THAT DURING THE TERM HEREOF AND UPON OFFICER'S TERMINATION OF EMPLOYMENT PURSUANT TO SECTIONS 7(A) OR (G) FOR A PERIOD COMMENCING ON THE DATE OF SUCH TERMINATION UNTIL THE EXPIRATION DATE, OFFICER WILL NOT DIRECTLY OR INDIRECTLY OR IN ANY FASHION WHATSOEVER, FOR HIMSELF OR FOR ANY OTHER PERSON, FIRM, CORPORATION, ASSOCIATION OR OTHER ENTITY, AS A PARTNER, STOCKHOLDER, OR OTHERWISE, (A) OPERATE, DEVELOP OR OWN ANY INTEREST IN ANY COMPETING BUSINESS WITH BXS WITHIN THE TERRITORY; (B) COMPETE WITH BXS, ITS PARENT OR ITS AFFILIATES IN THE OPERATION OR DEVELOPMENT OF ANY COMPETING BUSINESS WITHIN THE TERRITORY; (C) BE EMPLOYED BY OR CONSULT WITH ANY COMPETING BUSINESS WITHIN THE TERRITORY; (D) ENGAGE IN ANY COMPETING BUSINESS WITHIN THE TERRITORY OR ACT AS A BANK OR FINANCIAL SERVICES EMPLOYEE, REPRESENTATIVE, MANAGER, SUPERVISOR, OFFICER, CUSTOMER SERVICE REPRESENTATIVE, CONSULTANT OR LOAN OFFICER ON BEHALF OF ANY COMPETING BUSINESS WITHIN THE TERRITORY; OR (E) CALL UPON, COMMUNICATE WITH, OR OTHERWISE ATTEMPT TO INDUCE, SERVICE, SOLICIT, SECURE, OR MAINTAIN ANY FINANCIAL SERVICES ACCOUNT, LOAN, OR RELATED PRODUCT ON BEHALF OF A COMPETING BUSINESS, IN THE TERRITORY; PROVIDED, HOWEVER, THAT NOTHING IN THIS SECTION SHALL BE CONSTRUED SO AS TO PRECLUDE OFFICER FROM INVESTING IN ANY PUBLICLY OR PRIVATELY HELD COMPANY, PROVIDED EXECUTIVE'S BENEFICIAL OWNERSHIP OF ANY CLASS OF SUCH COMPANY'S SECURITIES DOES NOT EXCEED 5% OF THE OUTSTANDING SECURITIES OF SUCH CLASS, PROVIDED, FURTHER, THAT IN THE EVENT THIS AGREEMENT TERMINATES (AND IS NOT RENEWED OR EXTENDED) AS A RESULT OF THE OCCURRENCE OF THE EXPIRATION DATE OR PURSUANT TO SECTION 7(B), THE RESTRICTIONS SET FORTH IN THIS SECTION 6(D) SHALL LIKEWISE TERMINATE AND BE OF NO FURTHER FORCE AND EFFECT. AS USED HEREIN, THE TERM "TERRITORY" SHALL MEAN PULASKI COUNTY, ARKANSAS AND SHALL MEAN SUCH OTHER COUNTY OR PARISH WHEREIN OFFICER MAY THEN BE PHYSICALLY LOCATED AS HIS PRINCIPAL BXS OFFICE FOR THE PERFORMING OF SERVICES FOR BXS HEREUNDER.

                  (E) FOR PURPOSES OF THIS SECTION 6, THE TERM COMPETING BUSINESS SHALL BE DEFINED AS AN FDIC INSURED INSTITUTION.

                  (F) Remedies. Officer hereby acknowledges that in the event he violates, threatens to violate, or attempts to violate any of the foregoing, money damages shall be an inadequate remedy for BXS, and Officer agrees that BXS shall be entitled to obtain, in addition to any other remedy provided by law or in equity, an injunction against his actual, threatened, or attempted violation of these obligations to BXS.

         7. Termination. This Agreement may or shall be terminated upon any of the following occurrences:

                  A. BXS may terminate Officer's employment for Just Cause. As used herein, termination for "Just Cause" shall include termination due to

                           An act by Officer in the good faith judgment of the Board of Directors of BXS of dishonesty, embezzlement or fraud against BXS, its parent and/or an Affiliate; Officer's conviction of a misdemeanor involving dishonesty or breach of trust; Officer's conviction of a felony; or the issuance of any order for Officer's removal as an employee of BXS, its parent or an Affiliate by any state or federal regulatory agency or court of competent jurisdiction.

                           In the event of Officer's termination of employment for Just Cause, (subject to the right of offset by BXS for the actual economic damages associated with the Just Cause) Officer shall only be entitled to the then accrued and earned portion of compensation due to Officer hereunder, as of the date of termination of employment for Just Cause and Officer shall have no right to receive any compensation or other benefits for any period after termination of employment for Just Cause.

                  B. BXS may terminate Officer's employment without Just Cause at any time, upon thirty (30) days prior written Notice of Termination. In the event Officer's employment under this Agreement is so terminated without Just Cause, Officer shall only be entitled to then accrued and earned portion of compensation due to Officer hereunder, as of the date of termination of employment without Just Cause, and (except as provided in Section 7(H) below) Officer shall have no right to receive any compensation or other benefits for any period after termination of employment without Just Cause.

                  C. By mutual agreement of BXS and Officer in writing and signed by each such party. Said agreement shall specify the compensation and benefits due to Officer in the event of mutual agreement of termination.

                  D. The death of Officer. In such event, the estate of Officer shall be entitled to a claim for Officer's accrued and earned portion of compensation described herein as of the date of death plus the balance of any compensation due through the calendar year of the date of Officer's death.

                  E. Upon Disability of Officer. In the event of disability, Officer shall be credited with up to 500 hours in sick time in order to cover any short term illness or disability and bridge the gap until such time as Officer begins receiving disability payments pursuant to the applicable BXS's disability plan under which Officer will be an eligible participant in accordance with the applicable terms thereof. "Disability" shall mean Officer is unable to perform his duties under this Agreement for a period of greater than ninety (90) consecutive days as a result of Officer's incapacity due to physical or mental illness as defined in the aforesaid plan.

                  F. Expiration of the term of this Agreement, that is, on the Expiration Date, in which event Officer shall have no right to receive any compensation or other benefits, unless then accrued and earned as of the Expiration Date.

                  G. Voluntarily by Officer at any time. In the event of voluntary termination by Officer, Officer shall be entitled to receive only his then accrued and earned portion of compensation described herein.

                  H. In the event of a termination of Officer's employment pursuant to Section 7(B) above or upon the occurrence of a "Change of Control", all Shares awarded to Officer pursuant to Section 3 of this Agreement shall become immediately released and non-forfeitable. Additionally, upon the termination of Officer's employment pursuant to this Section 7, Officer shall be entitled to all other accrued or vested benefits under all benefit plans in which Officer is participating in accordance with the terms therein.

                           "Change of Control" shall be defined as an occurrence where (i) any acquiring entity acquires in a transaction or in a series of transactions fifty (50%) percent or more of the voting securities of BXS or BancorpSouth, Inc.; or (ii) an Acquiring Entity acquired in a transaction or in a series of transactions more than either (A) assets representing fifty (50%) percent or more of the book value of BXS or BancorpSouth, Inc.; (B) assets generating fifty (50%) percent or more of the net revenues of BXS or BancorpSouth, Inc.; or (C) assets representing substantially all of BXS's or BancorpSouth, Inc.'s tangible and intangible assets used in the conduct of its business. For purposes of the foregoing: (i) the book value of such assets shall be determined as of the end of the fiscal year of BXS or BancorpSouth, Inc., as applicable preceding the year in which the Change of Control occurs; and (ii) net revenues shall be the net revenues of BXS or BancorpSouth, Inc., as applicable for the fiscal year prior to the year in which the Change of Control occurs. Book value and net revenues shall be determined in accordance with generally accepted accounting principles.

         8. Termination of Prior Agreement. Officer hereby agrees that this Agreement supercedes and replaces the Prior Agreement, and that the Prior Agreement is therefore modified by this Agreement by being terminated, void, and without effect. Officer hereby waives, relinquishes, discharges and releases all rights to any payments or other benefits he now has or may ever have under the Prior Agreement or any other bonus payments, performance reward payments, severance payments, change of control payments or similar payments or compensation to which he may otherwise be or become entitled arising out of his employment relationship as an Executive or otherwise with Pinnacle. Further, Officer releases BancorpSouth, Inc., BXS, Pinnacle, and all their respective subsidiaries and Affiliates and their respective successors, predecessors, and assigns, from any and all claims, actions, or liabilities related to, or arising from, the Prior Agreement or otherwise. Provided however, in the event this Agreement is voided ab initio by virtue of termination of the Merger Agreement, then the Prior Agreement and all of Officer's rights and obligations thereunder shall be reinstated ab initio as if this Agreement never arose.

         9. Covenants of Officer. Officer covenants that, as of the date of this Agreement, that Officer is not in violation of any agreement, covenant, or other commitment of Officer to do, or refrain from doing, any act, and that by entering into this Agreement, Officer will not thereby violate any such agreement, covenant, or other binding commitment, if any. Officer further represents and acknowledges that (except as disclosed in the Disclosure Schedules of the Merger Agreement) Officer, as of the Effective Date, has not received any payment whatsoever pursuant to the Prior Agreement, or other severance or change in control payments from Pinnacle or otherwise.

         10. Affiliates. For purposes of this Agreement, parent or affiliate shall mean any entity which controls, is controlled by, or is under common control with BancorpSouth, Inc. or BXS, including but not limited to, BancorpSouth Insurance Services, Inc., Personal Finance Corporation, BancorpSouth Investment Services, Inc., and Century Credit Life Insurance Company; and as to Pinnacle, Pinnacle Capital Resources, Inc. and Pinnacle Bank Home Loan Company, Inc.

         11.      Successors and Assigns.

                  1. This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of BXS, which may acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets or stock of BXS.

                  2. Since BXS is contracting for the unique and personal skills of Officer, Officer shall be precluded from assigning or delegating his rights or duties hereunder.

         12. Amendments. No amendments or additions to this Agreement shall be binding upon the parties hereto unless made in writing and signed by both parties.

         13. Applicable Law. Notwithstanding the place of performance of the services hereunder or Officer's residence, this Agreement shall be governed by in all respects whether as to validity, construction, capacity, performance or otherwise, by the laws of the State of Arkansas applicable to contracts, excluding its conflicts of laws.

         14. Entire Agreement. This Agreement, together with the exhibits or modifications hereof as agreed to in writing by the parties, shall constitute the entire agreement between the parties hereto.

         THIS the 14th day of November, 2001.


BANCORPSOUTH BANK



BY: /s/ James V. Kelley                               /s/ Dabbs Cavin
    -------------------------------                   --------------------------
       JAMES V. KELLEY                                DABBS CAVIN